Bank of America Reports Third-Quarter 2016 Financial Results

Bank of America Reports Q3-16 Net Income of $5.0 Billion, EPS of $0.41

Revenue Increased 3% to $21.6 billion; Noninterest Expense Declined 3% to $13.5 billion

Financial Highlights[1]

- Revenue, net of interest expense, increased 3% to $21.6 billion from $21.0 billion
  - Net interest income (NII) increased 3% to $10.2 billion from $9.9 billion (GAAP basis)[(A)]
  - Noninterest income increased 3% to $11.4 billion from $11.1 billion
- Provision for credit losses of $850 million, compared to $806 million; net charge-offs declined to $888 million from $932 million
- Noninterest expense declined 3%, or $458 million, to $13.5 billion
- Pretax earnings up 17% to $7.3 billion
- Net income increased 7% to $5.0 billion and EPS increased 8% to $0.41, compared to $4.6 billion and $0.38, respectively
- Loan balances up $23 billion, or 3%, to $905 billion
- Deposit balances up $71 billion, or 6%, to $1.23 trillion

Key Performance Metrics

- Return on average assets 0.90%; return on average common equity 7.3%; return on average tangible common equity 10.3%[(D)]
- Book value per share increased 8% to $24.19; tangible book value per share[(D)] increased 11% to $17.14
- Repurchased $1.4 billion in common stock and paid $0.8 billion in common stock dividends

Business Segment Highlights[1]

Consumer Banking

- Loans up $16.1 billion; deposits up $60.4 billion
- Brokerage assets up 18%
- Mobile banking active users up 16% to 21.3 million
- Total credit/debit card spending up 5%[2]

Global Wealth and Investment Management

- Total client balances of nearly $2.5 trillion
- Loans up $9.2 billion; deposits up $6.8 billion
- Pretax margin improved to 25%
- Long-term AUM flows of $10.2 billion

Global Banking

- Loans up $20.5 billion; deposits up $3.4 billion
- Total Corporate Investment Banking fees up 13% to $1.5 billion
- Participated in all of the top 10 debt underwriting deals[(B)]

Global Markets

- **Sales and trading revenue up 14%**
  - Fixed income up 32%
  - Equities down 17%
- **Excluding net DVA, sales and trading revenue up 18%[(C)]**
  - Fixed income up 39%[(C)]
  - Equities down 17%[(C)]

CEO Commentary

"We delivered strong results this quarter by staying true to our strategy of responsible growth and focusing on the quality of the relationships with our customers and clients. We grew revenue, reduced expenses and continued to manage risk, resulting in a 17 percent increase in pretax earnings. Our investments in innovation, including industry-leading digital banking capabilities, continue to transform how we serve our customers. This innovation across our businesses is benefiting customers and shareholders."

— Brian Moynihan, Chief Executive Officer

Balance Sheet Highlights ($ in billions, at end of period)	September 30, 2016	June 30, 2016	September 30, 2015
Total assets	**$2,195.3**	$2,187.0	$2,153.0
Total loans and leases	**905.0**	903.2	882.1
Total deposits	**1,232.9**	1,216.1	1,162.0
Global Liquidity Sources[(E)]	**522.0**	515.0	499.0
Common equity tier 1 (CET1) ratio (transition)	**11.0%**	10.6%	11.6%
CET1 ratio (fully phased-in)[(F)]	**10.9%**	10.5%	11.0%

Effective July 1, 2016, Bank of America changed its accounting method for the amortization of premiums and accretion of discounts related to certain debt securities carried at fair value and held-to-maturity under FASB Accounting Standards Codification (ASC) 310-20, Nonrefundable fees and other costs (formerly known as SFAS 91), from the prepayment method (also referred to as the retrospective method) to the contractual method. All periods presented have been updated to reflect this change in accounting method.

[1] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an end-of-period basis.
[2] Combined consumer credit/debit spending, including GWIM, excludes the impact of portfolio divestitures. Including divestitures, combined spending was up 2%.

1

Bank of America Reports Third-Quarter 2016 Financial Results

CFO Commentary

"Strong client activity and good expense discipline combined to drive positive operating leverage as we continue to optimize and strengthen our balance sheet. With near-record levels of capital and liquidity, as well as robust underwriting standards, Bank of America is stronger, safer and better prepared to deliver for customers and clients than probably at any time in our history. We remain focused on delivering long-term value to shareholders. This quarter, we increased tangible book value per share by 11% while returning nearly $2.2 billion in capital to common shareholders."

— Paul M. Donofrio, Chief Financial Officer

Consumer Banking

Financial Results[1]

- Net income up 3% to $1.8 billion as higher NII and lower expenses offset lower fee-based income, producing positive operating leverage
- Pretax, pre-provision net revenue up 10% to $3.6 billion[(H)]
- Revenue was relatively flat at $8.0 billion
  - NII increased $197 million, driven primarily by strong deposit growth
  - Noninterest income decreased $210 million, due primarily to the absence of one-time gains on divestitures recognized in the year-ago quarter
- Provision for credit losses increased $175 million, with reserve releases of $12 million, compared to $186 million
- Noninterest expense down $340 million, driven by improved operating efficiencies and lower fraud costs, partially offset by higher FDIC expense

	Three months ended		
($ in millions)	9/30/2016	6/30/2016	9/30/2015
Net interest income (FTE)	**$5,290**	$5,207	$5,093
Noninterest income	**2,678**	2,588	2,888
Total revenue (FTE)[2]	**7,968**	7,795	7,981
Provision for credit losses	**698**	726	523
Noninterest expense	**4,371**	4,414	4,711
Net income	**$1,813**	$1,677	$1,757

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- No. 1 retail deposit market share[3]
- Total client balances up 11% to a record $1.0 trillion
  - Average deposit balances grew $49.7 billion, or 9%; average loan balances grew $15.6 billion, or 7%
  - Client brokerage assets grew $20.8 billion, or 18%, to $138.0 billion, driven by underlying client flows and strong market performance
- Total mortgage production[4] grew $3.6 billion, or 21%, to $20.4 billion
- More than 1.3 million U.S. consumer credit cards issued
- 4,629 financial centers, including 25 new openings during the past 12 months
- 21.3 million mobile banking active users, up 16%
- Digital sales represented 18% of total sales
  - 25% of digital sales through mobile devices
- Efficiency ratio improved to 55% from 59%

	Three months ended		
($ in billions)	9/30/2016	6/30/2016	09/30/2015
Average deposits	**$605.7**	$596.5	$556.0
Average loans and leases	**248.7**	242.9	233.1
Brokerage assets (EOP)	**138.0**	131.7	117.2
Total mortgage production[4]	**$20.4**	$20.6	$16.9
Mobile banking active users (MM)	**21.3**	20.2	18.4
Number of financial centers	**4,629**	4,681	4,741
Efficiency ratio (FTE)	**55%**	57%	59%
Return on average allocated capital	**21**	20	21
Total U.S. Consumer Credit Card[2]			
New card accounts (MM)	**1.32**	1.31	1.26
Risk-adjusted margin	**9.11%**	8.79%	9.51%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer card portfolio includes Consumer Banking and GWIM.
[3] Source: Preliminary estimate based on June 2016 FDIC deposit data, adjusted to remove commercial balances.
[4] Total mortgage production includes first mortgage and home equity originations in Consumer Banking and GWIM. Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit.

2

Bank of America Reports Third-Quarter 2016 Financial Results

Global Wealth and Investment Management

Financial Results[1]

- Net income up 10% to $697 million as lower expenses more than offset lower revenue to create positive operating leverage
- Revenue down $74 million to $4.4 billion
  - NII up $34 million, reflecting higher loan and deposit balances
  - Noninterest income down $108 million, driven by lower transactional revenue
- Noninterest expense down $213 million, or 6%, due to the expiration of fully amortized advisor retention awards and lower operating and support costs, partially offset by higher FDIC expense

($ in millions)	Three months ended 9/30/2016	6/30/2016	9/30/2015
Net interest income (FTE)	**$1,394**	$1,403	$1,360
Noninterest income	**2,985**	3,022	3,093
Total revenue (FTE)[2]	**4,379**	4,425	4,453
Provision for credit losses	**7**	14	(2)
Noninterest expense	**3,257**	3,288	3,470
Net income	**$697**	$703	$632

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Average deposit balances grew $9.8 billion, or 4%
- Average loans and leases grew $8.9 billion, or 7%
- Total client balances increased $92.6 billion, or 4%, to nearly $2.5 trillion, driven by higher market valuations and positive long-term assets under management (AUM) flows
  - Excluding the impact of the transfer of BofA Global Capital Management's AUM in Q2-16, client balances grew 7% from Q3-15
- Long-term AUM flows of $10.2 billion in Q3-16
- Pretax margin increased to 25% from 22%
- Number of wealth advisors increased 2% to 18,248[2]

($ in billions)	Three months ended 9/30/2016	6/30/2016	9/30/2015
Average deposits	**$253.8**	$254.8	$244.0
Average loans and leases	**143.2**	141.2	134.3
Total client balances	**2,490.2**	2,419.5	2,397.7
Long-term AUM flows	**$10.2**	$10.1	$4.4
Pretax margin	**25%**	25%	22%
Efficiency ratio (FTE)	**74**	74	78
Return on average allocated capital	**21**	22	21

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,179 and 2,050 in Q3-16 and Q3-15.

3

Bank of America Reports Third-Quarter 2016 Financial Results

Global Banking

Financial Results[1]

- Net income increased $275 million to $1.6 billion, reflecting solid revenue growth and continued expense discipline
- Revenue increased 10% to $4.7 billion
  - NII was higher, primarily due to increased loan and leasing-related balances
  - Noninterest income increased 13%, due to the impact from loans and related loan hedging activities in the fair value option portfolio, higher investment banking fees and higher treasury-related revenues
- Provision for credit losses decreased $63 million to $118 million
- Noninterest expense decreased modestly, as lower operating and support costs were partially offset by higher revenue-related incentive compensation and FDIC expense

	Three months ended		
($ in millions)	9/30/2016	6/30/2016	9/30/2015
Net interest income (FTE)	**$2,470**	$2,424	$2,315
Noninterest income[2]	**2,278**	2,270	2,021
Total revenue (FTE)[2,3]	**4,748**	4,694	4,336
Provision for credit losses	**118**	199	181
Noninterest expense	**2,151**	2,126	2,161
Net income	**$1,553**	$1,496	$1,278

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average loans and leases grew $25.7 billion, or 8%
- Average deposit balances grew $9.9 billion, or 3%
- Total Corporation Investment Banking fees of $1.5 billion (excluding self-led deals) increased 13%, driven by higher debt and equity issuance activity, partly offset by lower advisory fees
  - Best third quarter since Merrill Lynch merger
  - Ranked No. 3 globally in net investment banking fees[(B)]
  - Strong leadership position across broad range of products
    - Ranked among top 3 globally by volumes in high-yield corporate debt, leveraged loans, asset-backed securities, investment grade corporate debt, syndicated loans and debt capital markets[(B)]
- Return on average allocated capital increased to 17%
- Efficiency ratio improved to 45% from 50%

	Three months ended		
($ in billions)	9/30/2016	6/30/2016	9/30/2015
Average deposits	**$306.2**	$298.8	$296.3
Average loans and leases	**334.4**	334.4	308.7
Total Corp. IB fees (excl. self-led)[2]	**1.5**	1.4	1.3
Global Banking IB fees[2]	**0.8**	0.8	0.8
Business Lending revenue	**2.3**	2.2	2.1
Global Transaction Services revenue	**$1.6**	$1.6	$1.6
Efficiency ratio (FTE)	**45%**	45%	50%
Return on average allocated capital	**17**	16	14

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

4

Bank of America Reports Third-Quarter 2016 Financial Results

Global Markets

Financial Results[1]

- Net income increased 34% to $1.1 billion from $800 million, driven by strong FICC sales and trading revenues and continued expense management
- Revenue up $609 million to $4.4 billion; excluding net DVA[4], revenue increased $748 million to $4.5 billion, driven by higher sales and trading results and higher capital markets investment banking fees
- Noninterest expense declined $39 million, or 1%, as increases in revenue-related incentives were more than offset by lower operating and support costs

($ in millions)	Three months ended 9/30/2016	6/30/2016	9/30/2015
Net interest income (FTE)	**$1,119**	$1,088	$1,094
Noninterest income[2]	**3,240**	3,220	2,656
Total revenue (FTE)[2,3]	**4,359**	4,308	3,750
Net DVA[4]	**(127)**	(164)	12
Total revenue (excl. net DVA) (FTE)[2,3,4]	**4,486**	4,472	3,738
Provision for credit losses	**19**	(5)	42
Noninterest expense	**2,658**	2,581	2,697
Net income	**$1,074**	$1,113	$800

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.
[3] Revenue, net of interest expense.
[4] Revenue, excluding net DVA, is a non-GAAP financial measure. See endnote C for more information.

Business Highlights[1,2]

- Sales and trading revenue up $442 million, or 14%, to $3.6 billion
- Excluding net DVA, sales and trading revenue up 18% to $3.7 billion, the highest third quarter in five years[(C)]
  - FICC increased 39%, due to stronger performance globally across credit products, led by mortgages, and continued strength in rates products and client financing[(C)]
  - Equities down 17%, due to lower levels of client activity in cash and derivatives, reflecting lower market volatility[(C)]
- Return on average allocated capital increased to 12%

($ in billions)	Three months ended 9/30/2016	6/30/2016	9/30/2015
Average trading-related assets	**$415.4**	$411.3	$431.2
Average loans and leases	**69.0**	69.6	66.3
Sales and trading revenue	**3.6**	3.5	3.2
Sales and trading revenue (excl. net DVA)[(C)]	**3.7**	3.7	3.1
Global Markets IB fees	**0.6**	0.6	0.5
Efficiency ratio (FTE)	**61%**	60%	72%
Return on average allocated capital	**12**	12	9

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking and loan origination activities.

5

Bank of America Reports Third-Quarter 2016 Financial Results 6 All Other Three months ended Financial Results1 ($ in millions) 9/30/2016 6/30/2016 9/30/2015 Net interest income (FTE) $156 $219 $265 Noninterest income 253 68 434 Total revenue (FTE)2 409 287 699 Provision for credit losses 8 42 62 Noninterest expense 1,044 1,084 900 Net income (loss) $(182) $(206) $152 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of ALM activities, equity investments, the international consumer card business, non-core mortgage loans and servicing activities, liquidating businesses, residual expense allocations and other. ALM activities encompass certain residential mortgages, debt securities, interest rate and foreign currency risk management activities, the impact of certain allocation methodologies and accounting hedge ineffectiveness. The results of certain ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture as well as Global Principal Investments, which is comprised of a portfolio of equity, real estate and other alternative investments. • Net loss of $182 million, compared to net income of $152 million. Results for Q3-16 include a charge of approximately $350 million for revaluing the company's U.K. deferred tax assets following enactment of the previously announced reduction of the U.K. corporate income tax rate • Revenue declined $290 million, driven by lower gains on sales of debt securities and lower net interest income, partially offset by higher valuations of mortgage servicing rights • Provision for credit losses decreased $54 million to $8 million, driven by lower loan balances from continued run-off of non-core mortgages • Noninterest expense increased $144 million, driven by litigation expense

Bank of America Reports Third-Quarter 2016 Financial Results

Credit Quality

Highlights[1]

- Overall credit quality remained strong. Compared to Q2-16, both the consumer and commercial portfolios improved
- Total net charge-offs declined to $888 million from $985 million in Q2-16 and $932 million in Q3-15
  - The decline from the prior quarter and year-ago quarter was driven by lower charge-offs in the Consumer Real Estate and Credit Card portfolios
  - Energy-related net charge-offs declined $34 million from the prior quarter and increased $33 million from the year-ago quarter to $45 million
- The net charge-off ratio decreased to 0.40% from 0.44% in Q2-16 and 0.43% in Q3-15
- The provision for credit losses decreased $126 million from the prior quarter to $850 million, driven by improved asset quality in both the Commercial and Consumer portfolios. Compared to the year-ago quarter, the provision for credit losses increased $44 million due to lower reserve releases
- Net reserve release was $38 million, compared to $9 million in the prior quarter and $126 million in Q3-15, as reserve releases in consumer were mostly offset by increased commercial reserves
- Reservable criticized commercial exposures were $16.9 billion in Q3-16, compared to $18.1 billion in Q2-16 and $13.0 billion in Q3-15. The decline from Q2-16 was due to improvements across several industries. The year-over-year change was due to increases in the energy sector

	Three months ended		
($ in millions)	9/30/2016	6/30/2016	9/30/2015
Provision for credit losses	**$850**	$976	$806
Net charge-offs	**888**	985	932
Net charge-off ratio[2]	**0.40%**	0.44%	0.43%
At period-end			
Nonperforming loans, leases and foreclosed properties	**$8,737**	$8,799	$10,336
Nonperforming loans, leases and foreclosed properties ratio[3]	**0.97%**	0.98%	1.18%
Allowance for loan and lease losses	**$11,692**	$11,837	$12,657
Allowance for loan and lease losses ratio[4]	**1.30%**	1.32%	1.45%

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Nonperforming loans, leases and foreclosed properties ratio is calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.
[4] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

7

Bank of America Reports Third-Quarter 2016 Financial Results

Balance Sheet, Liquidity and Capital Highlights ($ in billions unless noted)			
Balance Sheet (end of period)	Three months ended		
	9/30/2016	6/30/2016	9/30/2015
Total assets	**$2,195.3**	$2,187.0	$2,153.0
Total loans and leases	**905.0**	903.2	882.1
Total deposits	**1,232.9**	1,216.1	1,162.0
Funding and Liquidity			
Long-term debt	**$225.1**	$229.6	$237.3
Global Liquidity Sources[(E)]	**522**	515	499
Time-to-required funding (months)[(E)]	**38**	35	42
Equity			
Common shareholders' equity	**$244.9**	$242.2	$233.6
Common equity ratio	**11.2%**	11.1%	10.8%
Tangible common shareholders' equity[1]	**$173.5**	$170.7	$161.6
Tangible common equity ratio[1]	**8.2%**	8.1%	7.8%
Per Share Data			
Common shares outstanding (in billions)	**10.12**	10.22	10.43
Book value per common share	**$24.19**	$23.71	$22.40
Tangible book value per common share[(D)]	**17.14**	16.71	15.50
Regulatory Capital			
Basel 3 Transition (as reported)[2,3]			
Common equity tier 1 (CET1) capital	**$169.9**	$166.2	$161.6
Risk-weighted assets	**1,546**	1,562	1,392
CET1 ratio	**11.0%**	10.6%	11.6%
Basel 3 Fully Phased-in[2,4]			
CET1 capital	**$165.9**	$161.8	$153.1
Standardized approach			
Risk-weighted assets	**$1,409**	$1,414	$1,415
CET1 ratio	**11.8%**	11.4%	10.8%
Advanced approaches[5]			
Risk-weighted assets	**$1,522**	$1,542	$1,398
CET1 ratio	**10.9%**	10.5%	11.0%
Supplementary leverage[(G)]			
Bank holding company supplementary leverage ratio (SLR)	**7.1%**	6.9%	6.4%
Bank SLR	**7.5**	7.4	7.0

Notes:

[1] Represents a non-GAAP financial measure. For reconciliation, see pages 17-18 of this press release.

[2] Regulatory capital ratios are preliminary. Under the applicable bank regulatory rules, the Corporation is not required to and, accordingly, will not restate previously-filed capital ratios in connection with the change in accounting method related to certain debt securities. The cumulative impact of this change would have resulted in an insignificant proforma change of the Corporation's capital ratios. Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures. For a reconciliation of CET1 to fully phased-in, see page 13 of this press release.

[3] Prior to the fourth quarter of 2015, Bank of America was required to report regulatory capital using the Standardized approach. In connection with its exit from parallel run in the fourth quarter of 2015, Bank of America began to report regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy.

[4] As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models, which increased our risk-weighted assets beginning in the fourth quarter of 2015.

[5] Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of September 30, 2016, BAC did not have regulatory approval for the IMM model.

8

Bank of America Reports Third-Quarter 2016 Financial Results 9 Endnotes A B C D E F G H The Corporation also measures net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income on an FTE basis was $10.4 billion and $10.1 billion for the three months ended September 30, 2016 and 2015. For reconciliation to GAAP financial measures, refer to pages 17-18 of this press release. Fully phased-in estimates are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to page 13 of this press release. Prior to the fourth quarter of 2015, Bank of America was required to report regulatory capital using the Standardized approach. In connection with its exit from parallel run in the fourth quarter of 2015, Bank of America began to report regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy. As previously disclosed, with the approval to exit parallel run, U.S. banking regulators requested modifications to certain internal analytical models including the wholesale (e.g., commercial) credit models, which increased our risk-weighted assets beginning in the fourth quarter of 2015. Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of September 30, 2016, BAC did not have regulatory approval for the IMM model. Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. Prior to the third quarter of 2016, GLS were referred to as “Global Excess Liquidity Sources. Time to required funding (TTF) is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of Bank of America Corporation can be met using only the Global Liquidity Sources held at the BAC parent company and NB Holdings without the BAC parent company issuing debt or sourcing additional liquidity. We define unsecured contractual obligations for purposes of this metric as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation. Prior to the third quarter of 2016, the TTF metric incorporated only the GLS of the BAC parent company. Effective September 30, 2016, the TTF metric was expanded to include the GLS of NB Holdings, following changes in the Corporation’s liquidity management practices, initiated in connection with the Corporation’s resolution planning activities, that include maintaining at NB Holdings GLS previously held at the BAC parent company.  For the period shown in 2015, we have included in the amount of unsecured contractual obligations the liability, including estimated costs, for the previously announced BNY Mellon private-label securitization settlement. In Q1-16, settlement payment was made for $8.5B. Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. For more information, refer to pages 17-18 of this press release. Rankings per Dealogic as of October 3, 2016 for the quarter ended September 30, 2016. The numerator of the SLR is quarter-end Basel 3 Tier 1 capital calculated on a fully phased-in basis. The denominator is total leverage exposure based on the daily average of the sum of on-balance sheet exposures less permitted Tier 1 deductions, as well as the simple average of certain off-balance sheet exposures, as of the end of each month in a quarter. Off-balance sheet exposures primarily include undrawn lending commitments, letters of credit, potential future derivative exposures and repo-style transactions. Global Markets revenue, excluding net Debit Valuation Adjustments (DVA), and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA gains (losses) were $(127) million, $(164) million and $12 million for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively. FICC net DVA gains (losses) were $(121) million and $18 million for the three months ended September 30, 2016 and 2015. Equities net DVA gains (losses) were $(6) million and $(6) million for the three months ended September 30, 2016 and 2015. Pretax, pre-provision net revenue (PPNR) is a non-GAAP financial measure. PPNR is total revenue, net of interest expense (on an FTE basis), less noninterest expense. Consumer Banking total revenue, net of interest expense (on an FTE basis) was $8.0 billion for both the three months ended September 30, 2016 and 2015. Noninterest expense was $4.4 billion and $4.7 billion for the three months ended September 30, 2016 and 2015.

Bank of America Reports Third-Quarter 2016 Financial Results 10 Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss third- quarter 2016 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international), and the conference ID is 79795. Please dial in 10 minutes prior to the start of the call. A replay will also be available beginning at noon ET on October 17 through midnight, October 24 by telephone at 1.800.934.4850 (U.S.) or 1.402.220.1178 (international). Investor Call Information Investors May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 Reporters May Contact: Jerry Dubrowski, Bank of America, 1.980.388.2840 jerome.f.dubrowski@bankofamerica.com About Bank of America Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,600 retail financial centers, approximately 16,000 ATMs, and award-winning online banking with approximately 34 million active accounts and more than 21 million mobile active users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent Bank of America's current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

Bank of America Reports Third-Quarter 2016 Financial Results 11 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of Bank of America's 2015 Annual Report on Form 10-K, and in any of Bank of America's subsequent Securities and Exchange Commission filings: the Company's ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to distinguish certain aspects of the New York Court of Appeals' ACE Securities Corp. v. DB Structured Products, Inc. (ACE) decision or to assert other claims seeking to avoid the impact of the ACE decision; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the possibility that future representations and warranties losses may occur in excess of the Company’s recorded liability and estimated range of possible loss for its representations and warranties exposures; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory proceedings, including the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible loss for litigation exposures; the possible outcome of LIBOR, other reference rate, financial instrument and foreign exchange inquiries, investigations and litigation; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates (including negative or continued low interest rates), currency exchange rates and economic conditions; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior and other uncertainties; the impact on the Company’s business, financial condition and results of operations of a potential higher interest rate environment; the impact on the Company’s business, financial condition and results of operations from a protracted period of lower oil prices or ongoing volatility with respect to oil prices; our ability to achieve our expense targets; adverse changes to the Company’s credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company’s assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements, including the potential adoption of total loss-absorbing capacity requirements; the potential for payment protection insurance exposure to increase as a result of Financial Conduct Authority actions; the possible impact of Federal Reserve actions on the Company’s capital plans; the possible impact of the Company’s failure to remediate deficiencies identified by banking regulators in the Corporation’s Recovery and Resolution plans; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, FDIC assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber attacks; the impact on the Company’s business, financial condition and results of operations from the potential exit of the United Kingdom from the European Union; and other similar matters. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Bank of America Merrill Lynch is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com. www.bankofamerica.com

12

Bank of America Corporation and Subsidiaries
Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Nine Months Ended September 30 2016	Nine Months Ended September 30 2015	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015
Net interest income	$ 30,804	$ 29,272	$ 10,201	$ 10,118	$ 9,900
Noninterest income	32,907	34,111	11,434	11,168	11,092
Total revenue, net of interest expense	63,711	63,383	21,635	21,286	20,992
Provision for credit losses	2,823	2,351	850	976	806
Noninterest expense	41,790	43,724	13,481	13,493	13,939
Income before income taxes	19,098	17,308	7,304	6,817	6,247
Income tax expense	5,888	4,756	2,349	2,034	1,628
Net income	$ 13,210	$ 12,552	$ 4,955	$ 4,783	$ 4,619
Preferred stock dividends	1,321	1,153	503	361	441
Net income applicable to common shareholders	$ 11,889	$ 11,399	$ 4,452	$ 4,422	$ 4,178
Common stock issued under employee plans and related tax effects	5,082	3,983	61	85	36
Average common shares issued and outstanding	10,312,878	10,483,466	10,250,124	10,328,424	10,444,291
Average diluted common shares issued and outstanding	11,046,807	11,234,125	11,000,473	11,059,167	11,197,203
Summary Average Balance Sheet					
Total debt securities	$ 414,115	$ 387,988	$ 423,182	$ 419,085	$ 394,265
Total loans and leases	897,760	873,630	900,594	899,670	877,429
Total earning assets	1,861,019	1,817,437	1,870,062	1,868,073	1,841,830
Total assets	2,183,905	2,153,353	2,189,490	2,188,241	2,168,930
Total deposits	1,213,029	1,145,686	1,227,186	1,213,291	1,159,231
Common shareholders' equity	240,440	228,614	243,679	240,376	231,524
Total shareholders' equity	264,907	250,265	268,899	265,354	253,798
Performance Ratios					
Return on average assets	0.81%	0.78%	0.90%	0.88%	0.84%
Return on average common shareholders' equity	6.61	6.67	7.27	7.40	7.16
Return on average tangible common shareholders' equity [(1)]	9.40	9.74	10.28	10.54	10.40
Per common share information					
Earnings	$ 1.15	$ 1.09	$ 0.43	$ 0.43	$ 0.40
Diluted earnings	1.10	1.03	0.41	0.41	0.38
Dividends paid	0.175	0.15	0.075	0.05	0.05
Book value	24.19	22.40	24.19	23.71	22.40
Tangible book value [(1)]	17.14	15.50	17.14	16.71	15.50

Summary Period-End Balance Sheet	September 30 2016	June 30 2016	September 30 2015
Total debt securities	$ 434,914	$ 412,569	$ 391,608
Total loans and leases	905,008	903,153	882,076
Total earning assets	1,877,928	1,861,134	1,820,627
Total assets	2,195,314	2,186,966	2,152,962
Total deposits	1,232,895	1,216,091	1,162,009
Common shareholders' equity	244,863	242,206	233,588
Total shareholders' equity	270,083	267,426	255,861
Common shares issued and outstanding	10,123,845	10,216,781	10,427,305

Credit Quality	Nine Months Ended September 30 2016	Nine Months Ended September 30 2015	Third Quarter 2016	Second Quarter 2016	Third Quarter 2015
Total net charge-offs	$ 2,941	$ 3,194	$ 888	$ 985	$ 932
Net charge-offs as a percentage of average loans and leases outstanding [(2)]	0.44%	0.49%	0.40%	0.44%	0.43%
Provision for credit losses	$ 2,823	$ 2,351	$ 850	$ 976	$ 806

	September 30 2016	June 30 2016	September 30 2015
Total nonperforming loans, leases and foreclosed properties [(3)]	$ 8,737	$ 8,799	$ 10,336
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [(2)]	0.97%	0.98%	1.18%
Allowance for loan and lease losses	$ 11,692	$ 11,837	$ 12,657
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [(2)]	1.30%	1.32%	1.45%

For footnotes see page 13.

This information is preliminary and based on company data available at the time of the presentation.

13

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)

(Dollars in millions)

	Basel 3 Transition		
Capital Management	**September 30 2016**	June 30 2016	September 30 2015
Risk-based capital metrics [4, 5]:			
Common equity tier 1 capital	**$ 169,925**	$ 166,173	$ 161,649
Common equity tier 1 capital ratio	**11.0%**	10.6%	11.6%
Tier 1 leverage ratio	**9.1**	8.9	8.5
Tangible equity ratio [6]	**9.4**	9.3	8.8
Tangible common equity ratio [6]	**8.2**	8.1	7.8

Regulatory Capital Reconciliations [4, 5, 7]	**September 30 2016**	June 30 2016	September 30 2015
Regulatory capital – Basel 3 transition to fully phased-in			
Common equity tier 1 capital (transition)	**$ 169,925**	$ 166,173	$ 161,649
Deferred tax assets arising from net operating loss and tax credit carryforwards phased in during transition	**(3,143)**	(3,496)	(5,554)
Accumulated OCI phased in during transition	**188**	359	(1,018)
Intangibles phased in during transition	**(853)**	(907)	(1,654)
Defined benefit pension fund assets phased in during transition	**(375)**	(378)	(470)
DVA related to liabilities and derivatives phased in during transition	**168**	104	228
Other adjustments and deductions phased in during transition	**(35)**	(24)	(92)
Common equity tier 1 capital (fully phased-in)	**$ 165,875**	$ 161,831	$ 153,089
Risk-weighted assets – As reported to Basel 3 (fully phased-in)			
Basel 3 Standardized approach risk-weighted assets as reported	**$ 1,393,630**	$ 1,396,277	$ 1,391,672
Changes in risk-weighted assets from reported to fully phased-in	**15,587**	17,689	22,989
Basel 3 Standardized approach risk-weighted assets (fully phased-in)	**$ 1,409,217**	$ 1,413,966	$ 1,414,661
Basel 3 Advanced approaches risk-weighted assets as reported	**$ 1,545,984**	$ 1,561,567	n/a
Changes in risk-weighted assets from reported to fully phased-in	**(23,501)**	(19,600)	n/a
Basel 3 Advanced approaches risk-weighted assets (fully phased-in) [8]	**$ 1,522,483**	$ 1,541,967	$ 1,397,504
Regulatory capital ratios			
Basel 3 Standardized approach common equity tier 1 (transition)	**12.2%**	11.9%	11.6%
Basel 3 Advanced approaches common equity tier 1 (transition)	**11.0**	10.6	n/a
Basel 3 Standardized approach common equity tier 1 (fully phased-in)	**11.8**	11.4	10.8
Basel 3 Advanced approaches common equity tier 1 (fully phased-in) [8]	**10.9**	10.5	11.0

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on pages 17-18.

(2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(3) Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, purchased credit-impaired loans even though the customer may be contractually past due, nonperforming loans held-for-sale, nonperforming loans accounted for under the fair value option and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(4) Regulatory capital ratios are preliminary. Under the applicable bank regulatory rules, the Corporation is not required to and, accordingly, will not restate previously-filed capital ratios in connection with the change in accounting method related to certain debt securities. The cumulative impact of this change would have resulted in an insignificant pro forma change of the Corporation's capital ratios. Common equity tier 1 (CET1) capital, risk-weighted assets (RWA) and CET1 ratio as shown on a fully phased-in basis are non-GAAP financial measures.

(5) Prior to the fourth quarter of 2015, Bank of America was required to report regulatory capital using the Standardized approach. In connection with its exit from parallel run in the fourth quarter of 2015, Bank of America began to report regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy.

(6) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on pages 17-18.

(7) Fully phased-in estimates are non-GAAP financial measures. For reconciliations to GAAP financial measures, see above.

(8) Basel 3 fully phased-in Advanced approaches estimates assume approval by U.S. banking regulators of our internal analytical models, including approval of the internal models methodology (IMM). As of September 30, 2016, the Corporation did not have regulatory approval for the IMM model.

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

14

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Third Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	**$ 7,968**	**$ 4,379**	**$ 4,748**	**$ 4,359**	**$ 409**
Provision for credit losses	**698**	**7**	**118**	**19**	**8**
Noninterest expense	**4,371**	**3,257**	**2,151**	**2,658**	**1,044**
Net income (loss)	**1,813**	**697**	**1,553**	**1,074**	**(182)**
Return on average allocated capital [2]	**21%**	**21%**	**17%**	**12%**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 248,683**	**$ 143,207**	**$ 334,363**	**$ 69,043**	**$ 105,298**
Total deposits	**605,708**	**253,812**	**306,198**	**32,840**	**28,628**
Allocated capital [2]	**34,000**	**13,000**	**37,000**	**37,000**	**n/m**
Period end					
Total loans and leases	**$ 251,125**	**$ 144,980**	**$ 334,120**	**$ 72,144**	**$ 102,639**
Total deposits	**618,030**	**252,962**	**301,061**	**31,692**	**29,150**

	Second Quarter 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 7,795	$ 4,425	$ 4,694	$ 4,308	$ 287
Provision for credit losses	726	14	199	(5)	42
Noninterest expense	4,414	3,288	2,126	2,581	1,084
Net income (loss)	1,677	703	1,496	1,113	(206)
Return on average allocated capital [2]	20%	22%	16%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 242,921	$ 141,181	$ 334,396	$ 69,620	$ 111,552
Total deposits	596,474	254,804	298,805	34,518	28,690
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 247,122	$ 142,633	$ 334,838	$ 70,766	$ 107,794
Total deposits	599,457	250,976	304,577	33,506	27,575

	Third Quarter 2015				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 7,981	$ 4,453	$ 4,336	$ 3,750	$ 699
Provision for credit losses	523	(2)	181	42	62
Noninterest expense	4,711	3,470	2,161	2,697	900
Net income	1,757	632	1,278	800	152
Return on average allocated capital [2]	21%	21%	14%	9%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 233,103	$ 134,319	$ 308,710	$ 66,349	$ 134,948
Total deposits	555,987	243,980	296,321	36,818	26,125
Allocated capital [2]	33,000	12,000	35,000	35,000	n/m
Period end					
Total loans and leases	$ 234,995	$ 135,805	$ 313,596	$ 70,159	$ 127,521
Total deposits	557,626	246,172	297,644	35,943	24,624

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries

Year-to-Date Results by Business Segment and All Other

(Dollars in millions)

	Nine Months Ended September 30, 2016				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 23,620	$ 13,273	$ 13,896	$ 12,618	$ 970
Provision for credit losses	1,955	46	870	23	(71)
Noninterest expense	13,324	9,822	6,449	7,690	4,505
Net income (loss)	5,253	2,138	4,142	3,159	(1,482)
Return on average allocated capital [2]	21%	22%	15%	11%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 243,191	$ 141,169	$ 332,474	$ 69,315	$ 111,611
Total deposits	593,504	256,356	300,732	34,409	28,028
Allocated capital [2]	34,000	13,000	37,000	37,000	n/m
Period end					
Total loans and leases	$ 251,125	$ 144,980	$ 334,120	$ 72,144	$ 102,639
Total deposits	618,030	252,962	301,061	31,692	29,150

	Nine Months Ended September 30, 2015				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense (FTE basis) [1]	$ 23,513	$ 13,556	$ 13,060	$ 11,896	$ 2,022
Provision for credit losses	1,662	36	454	69	130
Noninterest expense	14,079	10,446	6,396	8,606	4,197
Net income (loss)	4,913	1,944	3,924	2,253	(482)
Return on average allocated capital [2]	20%	22%	15%	9%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 231,399	$ 130,975	$ 298,923	$ 61,625	$ 150,708
Total deposits	549,213	242,507	290,327	38,376	25,263
Allocated capital [2]	33,000	12,000	35,000	35,000	n/m
Period end					
Total loans and leases	$ 234,995	$ 135,805	$ 313,596	$ 70,159	$ 127,521
Total deposits	557,626	246,172	297,644	35,943	24,624

[1] Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices.

[2] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

16

Bank of America Corporation and Subsidiaries
Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent (FTE) basis data [1]	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
	2016	2015	2016	2016	2015
Net interest income	$ 31,470	$ 29,936	$ 10,429	$ 10,341	$ 10,127
Total revenue, net of interest expense	64,377	64,047	21,863	21,509	21,219
Net interest yield	2.26%	2.20%	2.23%	2.23%	2.19%
Efficiency ratio	64.91	68.27	61.66	62.73	65.70

Other Data	September 30 2016	June 30 2016	September 30 2015
Number of financial centers - U.S.	4,629	4,681	4,741
Number of branded ATMs - U.S.	15,959	15,998	16,062
Ending full-time equivalent employees	209,009	210,516	215,193

[1] FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. See Reconciliations to GAAP Financial Measures on pages 17-18.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. Total revenue, net of interest expense, on a fully taxable-equivalent basis includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The Corporation presents related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation may present certain key performance indicators and ratios excluding certain items which result in non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below and on page 18 for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the nine months ended September 30, 2016 and 2015 and the three months ended September 30, 2016, June 30, 2016 and September 30, 2015. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Nine Months Ended September 30		Third Quarter	Second Quarter	Third Quarter
	2016	2015	**2016**	2016	2015
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis					
Net interest income	**$ 30,804**	$ 29,272	**$ 10,201**	$ 10,118	$ 9,900
Fully taxable-equivalent adjustment	**666**	664	**228**	223	227
Net interest income on a fully taxable-equivalent basis	**$ 31,470**	$ 29,936	**$ 10,429**	$ 10,341	$ 10,127
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis					
Total revenue, net of interest expense	**$ 63,711**	$ 63,383	**$ 21,635**	$ 21,286	$ 20,992
Fully taxable-equivalent adjustment	**666**	664	**228**	223	227
Total revenue, net of interest expense on a fully taxable-equivalent basis	**$ 64,377**	$ 64,047	**$ 21,863**	$ 21,509	$ 21,219
Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis					
Income tax expense	**$ 5,888**	$ 4,756	**$ 2,349**	$ 2,034	$ 1,628
Fully taxable-equivalent adjustment	**666**	664	**228**	223	227
Income tax expense on a fully taxable-equivalent basis	**$ 6,554**	$ 5,420	**$ 2,577**	$ 2,257	$ 1,855
Reconciliation of average common shareholders' equity to average tangible common shareholders' equity					
Common shareholders' equity	**$ 240,440**	$ 228,614	**$ 243,679**	$ 240,376	$ 231,524
Goodwill	**(69,752)**	(69,775)	**(69,744)**	(69,751)	(69,774)
Intangible assets (excluding mortgage servicing rights)	**(3,480)**	(4,307)	**(3,276)**	(3,480)	(4,099)
Related deferred tax liabilities	**1,666**	1,885	**1,628**	1,662	1,811
Tangible common shareholders' equity	**$ 168,874**	$ 156,417	**$ 172,287**	$ 168,807	$ 159,462
Reconciliation of average shareholders' equity to average tangible shareholders' equity					
Shareholders' equity	**$ 264,907**	$ 250,265	**$ 268,899**	$ 265,354	$ 253,798
Goodwill	**(69,752)**	(69,775)	**(69,744)**	(69,751)	(69,774)
Intangible assets (excluding mortgage servicing rights)	**(3,480)**	(4,307)	**(3,276)**	(3,480)	(4,099)
Related deferred tax liabilities	**1,666**	1,885	**1,628**	1,662	1,811
Tangible shareholders' equity	**$ 193,341**	$ 178,068	**$ 197,507**	$ 193,785	$ 181,736

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation.

This information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Reconciliations to GAAP Financial Measures (continued) (Dollars in millions) Nine Months Ended September 30 Third Quarter 2016 Second Quarter 2016 Third Quarter 20152016 2015 Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity Common shareholders’ equity $ 244,863 $ 233,588 $ 244,863 $ 242,206 $ 233,588 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (3,168) (3,973) (3,168) (3,352) (3,973) Related deferred tax liabilities 1,588 1,762 1,588 1,637 1,762 Tangible common shareholders’ equity $ 173,539 $ 161,616 $ 173,539 $ 170,747 $ 161,616 Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity Shareholders’ equity $ 270,083 $ 255,861 $ 270,083 $ 267,426 $ 255,861 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (3,168) (3,973) (3,168) (3,352) (3,973) Related deferred tax liabilities 1,588 1,762 1,588 1,637 1,762 Tangible shareholders’ equity $ 198,759 $ 183,889 $ 198,759 $ 195,967 $ 183,889 Reconciliation of period-end assets to period-end tangible assets Assets $ 2,195,314 $ 2,152,962 $ 2,195,314 $ 2,186,966 $ 2,152,962 Goodwill (69,744) (69,761) (69,744) (69,744) (69,761) Intangible assets (excluding mortgage servicing rights) (3,168) (3,973) (3,168) (3,352) (3,973) Related deferred tax liabilities 1,588 1,762 1,588 1,637 1,762 Tangible assets $ 2,123,990 $ 2,080,990 $ 2,123,990 $ 2,115,507 $ 2,080,990 Book value per share of common stock Common shareholders’ equity $ 244,863 $ 233,588 $ 244,863 $ 242,206 $ 233,588 Ending common shares issued and outstanding 10,123,845 10,427,305 10,123,845 10,216,781 10,427,305 Book value per share of common stock $ 24.19 $ 22.40 $ 24.19 $ 23.71 $ 22.40 Tangible book value per share of common stock Tangible common shareholders’ equity $ 173,539 $ 161,616 $ 173,539 $ 170,747 $ 161,616 Ending common shares issued and outstanding 10,123,845 10,427,305 10,123,845 10,216,781 10,427,305 Tangible book value per share of common stock $ 17.14 $ 15.50 $ 17.14 $ 16.71 $ 15.50 Certain prior period amounts have been reclassified to conform to current period presentation.